                                                                   EXHIBIT 10.26


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is made effective, nunc pro tunc, of December 1, 2001, by and between CUNO INCORPORATED, a Delaware corporation (the "Company"), and FREDERICK C. FLYNN, JR. ("Executive").

         RECITALS

         WHEREAS, Executive is and has been serving as Senior Vice President - Finance & Administration and Chief Financial Officer of the Company and is an integral part of its management;

         WHEREAS, Executive and the Company are parties to an employment agreement dated January 5, 1999; and which is set to expire on January 4, 2001;

         WHEREAS, Executive and the Company desire to continue their relationship with each other under the terms of this Agreement;

         WHEREAS, the Company wishes to ensure that Executive will not compete with the Company for a period of two years after the last date on which he is either an employee of the Company or a member of the Board; and

         WHEREAS, Executive is prepared to enter into this employment agreement with the Company and to give the Company assurances it desires;

                  NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein set forth, the parties hereto have agreed and do hereby mutually agree as follows:

         1. Employment, Contract Period. During the period specified in this Section 1, the Company shall employ Executive, and Executive shall serve the Company, on the term and subject to the conditions set forth herein. The term of Executive's employment hereunder shall commence as of December 1, 2001 (the "Effective Date") and, subject to prior termination as provided in Section 5 hereof, shall continue through November 30, 2005. The term of Executive's employment hereunder is sometimes hereinafter referred to as the "Contract Period."

         2. Responsibility. At all times during the Contract Period, Executive shall serve the Company as the Company's Senior Vice President - Finance and Administration and Chief Financial Officer and shall (a) devote his full business time and effort exclusively to the performance of duties as assigned to him by the Chief Executive Officer that are normally incident to the offices of Senior Vice President - Finance and Administration and Chief Financial Officer, and (b) use his best efforts to promote the interests of the Company and its affiliates.

         3. Remuneration. At all times during the Contract Period, the Company shall pay to Executive compensation as provided in this Section 3.

         (a) Base Salary. The Corporation shall pay Executive a base salary at an annual rate of not less than $277,160 paid at least on a monthly basis. The annual rate of base salary may be increased at the discretion of the Compensation Committee of the Board (the "Committee"). If increased, the annual rate of base salary may not thereafter be decreased during the term of this Agreement.

                  (b) Annual Incentive Compensation. The Corporation may pay Executive an annual bonus under the provisions of the Company's Management Incentive Plan and the Executive Management Incentive Plan or any successor plans but only if and when authorized by the Committee. The Executive's combined annual incentive compensation target shall be 60% of his base salary.

                  (c) Restricted Shares. Provided the Executive remains in the employ of the Company, the Company shall grant to Executive, a total of 17,000 restricted shares of the Company's Common Stock, to be issued in four equal awards of 4,250 shares each - the first award to be made on December 1, 2001, the second award to be made on December 1, 2002, the third award to be made on December 1, 2003, and the final award to be made on December 1, 2005. Each award shall be made pursuant to the Company's 1996 Stock Incentive Plan, as amended, (with 4-year vesting) or any successor plan.

         (d) Options. Provided Executive remains in the employ of the Company, the Company shall grant to Executive options to purchase shares of the Company's Common Stock in the form of non-qualified stock options pursuant to the Company's 1996 Stock Incentive Plan, as amended, or any successor plan. The option awards shall be as follows:

                                 Date                          NQSOs
                                 ----                          -----

                           December 1, 2001                   19,806
                           December 1, 2002                   20,000
                           December 1, 2003                   22,000
                           December 1, 2004                   22,000

         The Option Price for options granted pursuant to this paragraph 3(d) shall be the closing price of the Company's Common Stock on the day of the grant. If the grant date falls on Saturday, Sunday or any other day when the Company's Common Stock is not publicly traded, the Option Price for such grant shall be the closing price of the Company's Common Stock on the next day when the Stock is publicly traded.

         4. Employee Benefits. Executive shall be included, to the extent eligible thereunder with respect to the requirements applicable to all employees eligible thereunder, under any and all existing plans (and any plans that later may be adopted) providing benefits for the Company's employees. These plans, include, but are not limited to:

                  (a) The Company's group life insurance plan, under which Executive shall be eligible for life insurance equal to four times his then-current base salary as defined in the Plan or the Group Replacement Insurance plan, at Executive's option.

                  (b) The Company's hospitalization and medical plans, as provided to all Company employees.

                  (c) The Company's long-term disability plan, as provided to all Company employees.

                  (d) Any pension, thrift plans, profit-sharing plans, stock purchase plans, and any and all other similar or comparable benefits.

Executive shall also be provided with a suitable automobile allowance of $1,300 per month under the terms of the Company's executive automobile program, automobile insurance, gas and maintenance, paid vacation of at least four weeks per year, and officers' and directors' liability insurance coverage in an amount reasonably available. Executive shall also be provided tax preparation and estate planning counsel up to $15,000 per year, not to exceed a total of $37,500 during the term of this Agreement. The Company will also provide the Executive customary executive reimbursement in an amount not to exceed $65,000 for moving expenses and normal costs associated with the purchase of a residence and the sale of his current primary residence.

         5        Termination.

                  (a) Death or Disability. Executive's employment hereunder will terminate immediately upon Executive's death. The Company may terminate Executive's employment hereunder immediately upon giving notice of termination if Executive is disabled, by reason of physical or mental impairment, to such an extent that he has been unable to substantially perform his duties under this Agreement for an aggregate of 180 days (whether business or non-business days and whether or not consecutive) during any period of twelve consecutive calendar months.

                  (b) For "Cause." The Company may terminate Executive's employment under this Agreement for "Cause" only on the basis of:

                           (i) Executive's willful failure substantially to perform his duties with the Company, after a written demand for substantial performance is delivered to Executive by the Board, which written demand specifically identifies the manner in which the Board believes Executive has not substantially performed his duties, or

                           (ii) Executive's willful engagement in conduct materially injurious to the Company.

         For purposes of this Agreement, no act or failure to act on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for that purpose, finding that in good faith opinion of the Board, Executive was guilty of conduct set forth in clause
(i) or clause (ii) of this subsection 5(b) and specifying the particulars thereof in detail. No termination of Executive's employment by the Company for "Cause" shall be effective unless and until it is communicated by the Company to Executive by a written notice that refers to either or both of clause (i) and clause (ii) of this subsection 5(b) as the specific termination provision or provisions relied upon by the Company and that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision or provisions so indicated.

                  (c) Without "Cause." The Company may terminate Executive's employment under this Agreement without "Cause" at any time, effective at such time as the Board may specify in a motion duly adopted by the affirmative vote of two-thirds of the members of the Board then in office.

         6. Compensation and Benefits Following Termination Without "Cause." If the Company terminates Executive's employment under this Agreement without "Cause:"

                  (a) the Company shall pay to Executive, in immediately available funds, within 10 days of the date of termination of Executive's employment, a lump sum amount that is equal to the sum of
         (A) 24 months' of base salary at the highest rate paid to Executive before the termination, plus (B) two times the average of the annual cash bonuses, if any, received by Executive under the provisions of the Company's Incentive plans or any successor plan with respect to each of the two most recent fiscal years of the Company ended before the termination;

                  (b) the restrictions on any restricted shares held by Executive immediately before the termination of his employment shall expire simultaneously with the termination of his employment;

         (c) any options to purchase shares in the Company held by Executive immediately before the termination of his employment that were not otherwise exercisable by Executive shall be exercisable by Executive at any time during the 90-day period beginning immediately after the date of termination of his employment; and

                  (d) with the exception of health and medical benefits, which the Company will provide for a period of one year after termination, the Company shall not be obligated to pay any compensation, benefits, or perquisites to Executive by reason of this Agreement after the termination of his employment.

If Executive receives any payments under this Agreement as a result of termination of his employment following a termination without Cause, those payments shall be in lieu of any and all other claims or rights that Executive may have for severance, separation, and/or salary continuation pay upon that termination of his employment.

         7. Compensation and Benefits Following Termination on Account of Disability. If the Company terminates Executive's employment under subsection 6(a) of this Agreement by reason of Executive's disability:

                  (a) the Company shall pay and provide to Executive, not later than 75 days after the end of the fiscal year in which the termination occurs, that portion of the total bonus, if any, to which he would have been entitled had he continued to be employed under this Agreement through the end of the fiscal year in which the termination occurs, equal to the total bonus multiplied by a fraction, the numerator of which is the number of days in the fiscal year ending on or before the date of Executive's termination and the denominator of which is 365;

         (b) the restrictions on any restricted shares held by Executive immediately before the termination of his employment shall terminate simultaneously with the termination of his employment.

         8. Miscellaneous Services following Termination of Employment. Following termination of his full-time employment under this Agreement, Executive shall make himself available at all reasonable times for consultation by and with the Company's officers and directors. If Executive is called upon to render services of this nature, he shall, in consideration therefor and as a condition thereto, receive reasonable compensation for the services rendered and reimbursement for any travel or other out-of-pocket expenses incurred in connection therewith.

         9. Benefit. This Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributed, devisees, and legatees. If Executive should die while any amounts are still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

         10. Successor to the Company. The Company shall require any successor or assign (whether direct or indirect by purchase, merger. consolidation or otherwise) to all or substantially all the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

         11. Confidential Information and Noncompetition. Executive agrees and acknowledges that Executive's talents, skills, and experience are unique, and that Company has invested considerable efforts and money in developing and compiling customer lists, supplier lists, and trade and market information, in developing business techniques and practices, and in maintaining valuable market relationships; that such items and all other information that relates to the business of the Company, the business of any customer or supplier of the Company, or the business of any person, firm, or corporation that consults with or is affiliated with the Company, constitute for purposes hereof the "Confidential Information" of the Company; and that the Confidential Information is valuable property of the company and is vital to the operation and continuation of the Company's business. Confidential Information shall not include information so generally known as to be part of the public domain. Executive acknowledges that the Company has and will disclose Confidential Information to Executive and afford him access to Confidential Information in connection with his employment with the Company. Executive agrees that he shall use such Confidential Information solely for the benefit of the Company. Executive further acknowledges that the grant of restricted shares referred to in section 3(c) is being made by the Company in order to induce Executive to agree to the restrictions contained in this Section 11 and that

Executive has received valuable consideration commensurate with those restrictions. Accordingly, Executive agrees and acknowledges that:

                  (a) Except as required in the performance of his duties as an employee of the Company, Executive shall not at any time, either directly or indirectly, use, divulge, disclose. or communicate to any person, firm, or corporation in any manner whatsoever any Confidential Information.

                  (b) Executive shall be given access to the Company's Confidential Information solely for purposes relating to his employment by the Company. Executive shall have no rights in such Confidential Information or any letters patent, copyrights, or other proprietary rights relating thereto, and Executive hereby assigns to the Company any supplemental or additional information relating to the Confidential Information acquired by Executive, whether solely or in collaboration with others, that relates in any manner to either the subject of Executive's work for the Company or any business of the Company during the Contract Period ("Improvements"). Executive will disclose promptly in writing to the Company all such Improvements or information supplemental or related thereto, and such Improvements shall be treated for all purposes as Confidential Information hereunder.

                  (c) During the Contract Period and thereafter, at the request of the Company and without expense to Executive, Executive shall cooperate in the procurement of any patent, copyright, trademark, or trade name protection in the Company's name that may be necessary or desirable to vest, or to perfect the record of, title to the Confidential Information in the Company. Executive agrees to execute all documents and do all things necessary or desirable in any controversy or otherwise to aid Company in obtaining and enforcing proper protection of its Confidential Information.

         (d) During the period commencing on the Effective Date and ending on the second anniversary of the first date on which Executive is neither employed by the Company nor a member of the Board (the "Restriction Period"), Executive shall not, directly or indirectly, own, operate, have any other than a minor financial interest in, be employed by, or in any other manner take part in or consult with any business that is the same as, similar to, or competitive with the business of the Company as such business is conducted during the Contract Period. During the Restriction Period, Executive shall not solicit (other than for the benefit of the Company during the Contract Period) any sale or purchase to or from any person who is or was a customer or supplier of the Company during the term of Executive's employment by the Company, either as an employee, agent, consultant, licensee, independent contractor; owner, or otherwise. Furthermore, during the Restriction Period, Executive shall not, directly or indirectly, hire or solicit any employee of the Company.

                  (e) At any time upon request of the Company and upon termination of his employment by the Company, Executive shall deliver to the Company, and shall not retain for his own or another's Use, any and all lists, information, notes, memoranda, documents, devices, and any other material, and all copies thereof, relating to Executive's work or the products or business of the company of which Executive had knowledge.

         (f) If any provision of this Section 11is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, or over the maximum geographical area to which it may be enforceable, or both; and such partial unenforceability shall not affect any other provision of this Agreement. Executive acknowledges that, in light of the proprietary interest of the Company in the Confidential Information, the restrictions set forth herein are reasonable and that the remedies at law for the breach of any provision of this Section 11 are inadequate. Accordingly, in the event of any breach, or reasonable belief as to the existence or imminence of a breach, of the provisions hereof, the Company shall be entitled to injunctive relief to enjoin the breach (in addition to any other legal and equitable remedies that the Company may have, including an equitable accounting of gain to Executive resulting from the breach), together with all costs and expenses, including reasonable attorney's fees, related to the enforcement by the Company of its rights hereunder.

         12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         14. Legal Fees and Expenses. Except for fees and expenses related to the Company's enforcement of the provisions of Section 11, the Company shall pay all legal fees and expenses that Executive may incur as a result of the Company's contesting the validity, enforceability, or Executive's interpretation of, or determinations under, this Agreement.

         15. Notice. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person, or three days after deposit thereof in the official U.S. mails, postage prepaid, for delivery as registered or certified mail, addressed as follows:

         If to the Company:

CUNO INCORPORATED

                  Attention:  Corporate Secretary
                  400 Research Parkway
                  Meriden, Connecticut 06450

         If to the Executive:

                  Frederick C. Flynn, Jr.
                  256 Ocean Drive West
                  Stamford, CT  06902

In lieu of personal notice or notice by deposit in the official U.S. mails, a party may give notice by confirmed telegram or fax. Either party may change the address to which notice to that party may be mailed by notifying the other party of the change in the manner contemplated in this section.

         16.      Effect on Termination and Change of Control Agreement.

                  (a) Executive and the Company have entered into a Termination and Change of Control Agreement dated as of January 5, 1999, pursuant to which Executive may become entitled to severance compensation if Executive's employment is terminated under certain circumstances following a Change in Control, as defined in that agreement (the "Change in Control Agreement'). Executive and the Company intend that if a Change in Control, as defined in the Change in Control Agreement, occurs and thereafter Executive receives any payments pursuant to Section 6 of this Agreement (any "Section 6 Payments"), the entire amount of such Section 6 Payments will be treated as damages paid to the Executive by the Company as a result of the Company's breach of an employment contract with the Executive with the result that the payments otherwise due under the Change in Control Agreement will be reduced by the full amount of the Section 6 Payments.

                  (b) Notwithstanding the foregoing, in the event of a Change of Control resulting in a termination of Executive's employment without "Cause", to the extent not then issued, Executive immediately shall be issued the balance of the non-qualified stock options eligible to be issued pursuant to Paragraph 3(d). In addition, all Restricted Shares issued pursuant to Paragraph 3(c) and all non-qualified stock options issued pursuant to Paragraph 3(d) shall fully vest and be fully exercisable immediately upon termination of the Executive's employment without "Cause" following the change of Control.

         (c) The provisions of this Section 16 shall prevail over any inconsistent language in the Change in Control Agreement and, to the extent necessary to be effective shall be deemed to be an amendment to the Change in Control Agreement.

         17. Entire Agreement. This Agreement expresses the entire agreement of the parties with respect to the subject matter hereof, and all promises, representations, understandings, arrangements, and prior agreements are merged herein and superseded hereby. No person, other than pursuant to a resolution of the Board, shall have any authority on behalf of the Company to agree to modify or change this Agreement or anything in reference thereto, and any such modification or change must be in writing and signed by both parties.

         18. Governing Law. This Agreement has been entered into in, and is Intended to be performed primarily within, the State of Connecticut and shall be construed, interpreted, and governed in accordance with the laws of the State of Connecticut.

IN WITNESS WHEREOF, the parties have executed this Agreement, as of the date first written above.


EXECUTIVE                               CUNO INCORPORATED



   /s/  Frederick C. Flynn, Jr.               By: /s/ Mark G. Kachur
   ----------------------------                   ------------------
   FREDERICK C. FLYNN, JR                        MARK G. KACHUR
                                                 Chairman, President and CEO